EXHIBIT 99.3

Lexington Realty Trust –TRANSCRIPT

Q2 2021 Earnings Call

Company Participants:

T. Wilson Eglin, Chairman and Chief Executive Officer

Beth Boulerice, Executive Vice President, Chief Financial Officer and Treasurer

Brendan Mullinix, Executive Vice President and Chief Investment Officer

James Dudley, Executive Vice President and Director of Asset Management

Heather Gentry, Senior Vice President of Investor Relations

Operator:

Good day, and welcome to the Lexington Realty Trust Second Quarter 2021 Conference Call and Webcast. (Operator Instructions) Please note, this event is being recorded. I would now like to turn the conference over to Heather Gentry of Investor Relations. Please go ahead.

Heather Gentry:

Thank you, operator. Welcome to Lexington Realty Trust’s Second Quarter 2021 conference call and webcast. The earnings release was distributed this morning, and both the release and quarterly supplemental are available on our website at www.lxp.com in the Investors section and will be furnished to the SEC on a Form 8-K.

Certain statements made during this conference call regarding future events and expected results may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Lexington believes that these statements are based on reasonable assumptions; however, certain factors and risks, including those included in today’s earnings press release and those described in reports that Lexington files with the SEC from time to time could cause Lexington’s actual results to differ materially from those expressed or implied by such statements. Except as required by law, Lexington does not undertake a duty to update any forward-looking statements.

In the earnings press release and quarterly supplemental disclosure package, Lexington has reconciled all non-GAAP financial measures to the most directly comparable GAAP measure. Any references in these documents to Adjusted Company FFO refer to Adjusted Company Funds from Operations available to all equityholders and unitholders on a fully diluted basis. Operating performance measures of an individual investment are not intended to be viewed as presenting a numerical measure of Lexington's historical or future financial performance, financial position or cash flows.

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On today’s call, Will Eglin, Chairman and CEO, Beth Boulerice, CFO, and Brendan Mullinix, CIO, will provide a recent business update and commentary on second quarter results. Executive Vice President James Dudley will be available during the question and answer portion of our call. I will now turn the call over to Will.

T. Wilson Eglin:

Thanks, Heather. Good morning everyone. We had a terrific second quarter, with excellent results in all areas of our business. Our business continues to produce funds from operations well in excess of our dividend, and our NAV per share is steadily growing as strong rent growth, increasing construction costs, and attractive debt financing drive property values higher.

Leasing continues to be a particularly bright spot for us and is further evidence of the quality of our industrial portfolio and strong fundamentals in the industrial sector. We leased roughly 1.1 million square feet in the quarter, with industrial Base and Cash Base rents increasing approximately 13% and 7%, respectively, on four lease extensions.

July proved to be another exceptionally strong month of leasing, with over two million square feet of activity. We have secured a five year lease with a new tenant at our previously vacant 640,000 square foot warehouse/distribution facility in Statesville, North Carolina with a 3.4% Cash Base rent increase over the prior lease and 3% annual escalations. We also secured a 3-year lease term with a new tenant at our 1.2 million square foot industrial facility in Olive Branch, Mississippi. The new Cash Base rent represents a 1.7% increase over the prior rent with two and a quarter percent annual rent bumps. With little downtime to lease a lot of square footage in a competitive market, this transaction is a big win and a testament to our asset management capabilities.

We continue to proactively create leasing opportunities as we address forward lease rollover. With one of our 2023 expirations, we just signed a 10 and half year lease with a new tenant at one of our warehouse/distribution facilities in the Cincinnati market. This was a great outcome as we replaced a tenant that was a move out risk, increased the Cash Base rent approximately 27%, and extended the overall lease term. In addition, we had a great outcome with respect to our first quarter industrial purchase in Lakeland, Florida. The property was acquired with 105,000 square feet of vacancy as part of our strategy to take advantage of industrial demand and rising rents and provide more attractive stabilized yields compared to investing in fully-lease buildings. In July, we leased roughly 68,000 square feet of the vacant space for a five year term to a new tenant with a starting rent of $5.70 a foot with 3% annual bumps, representing an occupancy increase from 53% to 84%.

Our strong leasing outcomes are a primary driver behind increasing both the low and high end of our 2021 Adjusted Company FFO guidance range by a penny to a new range of $0.74 to $0.77 cents per diluted common share.

Moving to dispositions, during the quarter, we sold three properties for approximately $125 million dollars. These dispositions included two office sales and our Laurens, South Carolina legacy industrial asset. At June 30th, total consolidated sales volume totaled $183 million dollars at GAAP and cash cap rates of 7.3% and 7.9%, respectively. Subsequent to quarter end, we disposed of three non-industrial properties valued at $35 million dollars, leaving just 11

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office/other properties remaining, excluding our ground leased Palo Alto property. These 11 assets generated NOI of approximately $8.0 million dollars during the first six months of 2021and we currently value these assets within a range of $150 to $190 million dollars.

Investment activity has been robust to date, with $275 million dollars closed as of June 30 at GAAP and cash estimated stabilized cap rates of 5.1% and 5.0%, respectively. The start of the third quarter has also been active with $106 million dollars closed in July and another $106 million dollars currently under contract that is expected to close later in the quarter. In a competitive industrial market, we continue to view development projects and the purchase of vacancy as compelling opportunities to capture attractive stabilized yields for quality product in our targeted markets.

Construction is fully underway at our development projects in submarkets of Indianapolis and Central Florida and our Atlanta project achieved substantial completion of the base building during the second quarter. We have strong leasing prospects at this facility and are currently responding to RFPs. Subsequent to the quarter, we committed to a development opportunity in Greenville/Spartanburg. Our development projects in progress are expected to require funding of approximately $271 million dollars, and our forward equity sales match up well for the funding of these development projects.

We’ve nearly completed our portfolio transition with our industrial portfolio now representing 94% of our gross real estate assets, excluding held-for-sale assets. The work we have done on the portfolio has paid off and we’re extremely pleased with how the portfolio continues to perform and be shaped through the purchase and development of modern, high-quality, Class A warehouse/distribution product in our target markets.

With that, I’ll turn the call over to Brendan to discuss recent investments and our development pipeline.

Brendan Mullinix:

Thanks, Will. Second quarter acquisitions included seven industrial facilities for $205 million dollars at GAAP and cash estimated stabilized cap rates of 4.8% and 4.7%, respectively.

During the quarter, we added to our portfolio holdings in Southeast Houston with the purchase of a three-property stabilized portfolio totaling 739,000 square feet. All three properties were built in 2019 to modern specs, with two of the facilities located in the Bayport North Industrial Park and the third facility close by. We like this area of Houston due its close proximity to the Port of Houston and the Barbour’s Cut and Bayport Container terminals. This portfolio acquisition also compliments our two distribution centers located in the Bayport South Business Park.

Additionally, we acquired a recently constructed 195,000 square foot stabilized facility in Northwest Cincinnati. The property is in a master planned business park right on I-75 where we own an additional 2.4 million feet of Class A distribution space.

Adding to our presence in Central Florida, we purchased a 510,000 square foot shell in Lakeland that we are currently marketing for lease. The property is located across Countyline Road from the

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Lakeland facility we acquired in the first quarter. As Will noted earlier, leasing activity has been positive at our partially stabilized facility, and we have begun to see promising activity at this location. We are working towards a stabilized cash yield forecasted to be approximately 5%.

Our two new acquisitions in the Greenville/Spartanburg market are both located in the Smith Farms Industrial Park in Greer. One of these facilities has approximately 80,000 square feet of vacancy, providing us the opportunity to fully stabilize the property in a rising rental rate environment. The buildings are located off Highway 101 in Greenville/Spartanburg’s primary and largest submarket, Spartanburg West, with proximity to I-85, the Greer Inland Port, BMW’s largest and most productive manufacturing plant, and the Greenville/Spartanburg International Airport. Additionally, the market’s strategic location allows for ease of access to both the Port of Charleston and the Port of Savannah and is within two hours of the major metropolitan markets of Atlanta and Charlotte. Our conviction about this market is further evidenced by the purchase of a nearby four-property portfolio in Greer that we closed subsequent to quarter-end. The approximately one million square foot portfolio consists of three stabilized properties and one vacant property. All the facilities have been built within the last two years with the vacant facility the newest of the four, built earlier this year. We have had considerable tenant interest in the space and are currently responding to several RFPs for full and partial building users.

Turning to our development activity, we currently have four active spec deals in progress, and we expect our build-to-suit in the Phoenix submarket of Goodyear is to be completed later this year.

As Will highlighted, our 910,000 square foot Atlanta project that reached substantial completion on the base building in the second quarter has seen strong leasing activity with multiple active prospects interested in the full building. Atlanta, as well as the submarket the facility in located in, continue to post record positive absorption rates.

As mentioned on last quarter’s call, we commenced development in the second quarter of a 1.1 million square foot facility in the Indianapolis submarket of Mt. Comfort. The project is still expected to reach substantial completion in the second quarter of 2022 at an estimated cost of roughly $60 million dollars.

Subsequent to the quarter, we began funding a project in Greenville/Spartanburg. We’re excited to further expand our footprint in this market with this 234-acre site that is also located in the Smith Farms Industrial Park. The project will consist of three Class A warehouse/distribution facilities totaling 1.9 million square feet. The facilities will have staggered deliveries over the course of the first half of 2022. The estimated development cost is approximately $133 million dollars.

Like our spec projects in Atlanta, Indianapolis, and Central Florida, the Spartanburg/Greenville develop will feature market leading specs with respect to clear heights, efficient site plans, truck court depths, building depths and column spacing, and ample trailer and car parking to meet the demands of a host of logistics users.

Our estimated stabilized cash yields in our spec projects are projected to be in the low to mid 5% range, which assumes 100% occupancy and payment of our partner promote.

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We’ll continue to provide regular updates on the progress of these projects. With that, I’ll turn the call over to Beth to discuss financial results.

Beth Boulerice:

Thanks, Brendan. In the second quarter, we generated Adjusted Company FFO of approximately $52 million dollars, or $0.18 cents per diluted common share.

Revenues were $81.5 million dollars with property operating expenses of approximately $12 million dollars, of which roughly 86% was attributable to tenant reimbursements.

G&A for the quarter was $7.9 million dollars, and we now expect our 2021 G&A to be within a range of $32 to 34 million dollars.

Our same-same store portfolio was 97.4% leased at quarter end with overall same-store NOI increasing 0.9%, which would have been approximately 2.1%, excluding single-tenant vacancy. Industrial same-store NOI increased 1.7% and would have been 3.0%, excluding single-tenant vacancy. At quarter-end, approximately 89% of our industrial portfolio leases had escalations with an average rate of 2.4%.

On the capital markets front, during the quarter, we entered into contracts for the sale of 16 million common shares for an initial settlement amount of approximately $194 million dollars in a forward equity raise. These shares have not yet settled, and the contracts mature in May 2022. As of June 30th, we had $285million dollars, or 24.6 million common shares, of unsettled forward common share sale contracts, including those under our ATM program.

Subsequent to the quarter, we redeemed approximately 1.6 million operating partnership units in connection with the disposition of the three properties subsequent to the quarter that Will referenced. This transaction further reduced our non-core holdings and gave us full control of our legacy operating partnership and the flexibility to further simplify our structure.

Our balance sheet remains strong with leverage at 4.9 times net debt to Adjusted EBITDA at quarter end. At quarter-end, we had $125 million dollars outstanding on our unsecured revolving credit facility, and currently have $215 million dollars outstanding. Unencumbered NOI remains high at approximately 91%.

Our consolidated debt outstanding was approximately $1.5 billion dollars with a weighted-average interest rate of approximately 3.1% and a weighted-average term of six years. With that, I’ll turn the call back over to Will.

T. Wilson Eglin:

Thanks Beth. I will now turn the call over to the operator who will conduct the question and answer portion of this call.

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Operator:

Thank you. We will now begin the question and answer session. (Operator Instructions)

Our first question comes from Elvis Rodriguez with BofA Securities (BofA Securities, Research Division).

Elvis Rodriguez:

Are you able to share some details on how the acquisition pipeline is looking today versus prior quarters? And maybe an update on yields?

T. Wilson Eglin:

Sure. I mean the acquisition pipeline with respect to the number of transactions we're working on and dollar value is sort of in the $1 billion area, which is a very substantial. Most of the opportunity set that we see at the moment is sort of in the kind of 3.5% to 4.5% area, so there's been quite a bit of cap rate compression, obviously, this year and sort of over the last 12 months. So we're very, very happy with the body of work that we've sort of got on the books for the first seven months of the year. Our posture in the acquisition market is, I would say, a little bit cautious. That's not to say that low cap rate transactions don't sort of work from a mathematical standpoint in the context of total return. Some of that is driven by financing costs. We're probably -- have 10-year financing cost of 2.25; and if you're looking at a high-quality building in a market and location that we really like, if you have below-market rents and conviction that rents may grow for a considerable period of time sort of in the mid-single digits, we all have a little bit of sticker shock about cap rates, but the total return math can still work pretty well.

Elvis Rodriguez:

You bring up a good point on low cap rates today relative to last year. How are you underwriting sort of exit yields today relative to maybe 6 months ago? And then also, how do you underwrite? So for example, you acquired a vacant asset, like what are you underwriting 12-month lease-up, 6-month lease-up? What are you underwriting to get to your target yields?

T. Wilson Eglin:

Sure. Brendan, do you want to jump in on that one?

Brendan P. Mullinix:

Yes, sure. Well, in terms of the underwriting and residuals, I guess, first, I would say that we are long-term holders, so we're very focused on where we see the rental basis and the rental basis going forward. We do an IRR analysis as well. Historically, I would say that I think most of the market typically would add sometime we were 50 basis points to going in and going out, and today, that's probably more likely something like 25 basis points. But we really focus on a whole host of factors, including basis and rental basis when we evaluate those total returns.

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Elvis Rodriguez:

Great. And then just one more for Beth, on maintenance modeling question. So in your supplemental, you added that you're going to receive a $2.6 million lease termination income payment for an office building in Dallas, Fort Worth in January of '22. Just wanted to highlight, I just wanted to bring up, is there any reason? Or are you going to sell that building before? How should we think about modeling this payment for next year?

Beth Boulerice:

So the payment actually occurred in the first quarter, where we received the payment then. So the termination income for that will be recognized over that year. So at the end of January, they will be out in 2022.

Operator:

The next question is from Anthony Paolone of J.P. Morgan (JPMorgan Chase & Co, Research Division).

Anthony Paolone:

Was looking at your three spec million square foot of warehouses in the development pipeline. And you talked about the activity for maybe a full building lease in Atlanta. Can you just talk about just how those were underwritten in the expectation? Was it always for single tenants in each of these properties, long-term leases, multi tenant? Like what's the underwriting on this?

Brendan P. Mullinix:

This is Brendan. So the base underwriting on all of those projects is for -- with the anticipation of single-tenant users for them. That is, as we approach these spec developments, we look at it from -- we kind of start with the demand side. And we have just continued to see over the last couple of years, very significant demand for large modern bulk distribution facilities. And we're building in markets that are very attractive attributes for that kind of use. When we go into designing the building with all of what I just said, back we are very careful to ensure that the building could be multi-tenanted if it needed to be. So typically, as we are marketing these projects, there is often interest from users to take portions of the building and opportunities to divide them. Our preference is to keep them single-tenant. In many cases, I spoke about the demand side, but as we analyze the supply side as well, we often see that our buildings have a very competitive position because of the lack of competing large buildings that could satisfy that tenant need and that gives us some competitive advantages in negotiating. So our bias is towards holding for single tenancy. I think that -- did I miss anything of your question, Tony?

Anthony Paolone:

No, I think that covers it. Just curious, though, then if you get single-tenant in there, I'm presuming that would be a longer duration lease given the size, like where would that market cap rate do you

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think be when you talked about that 3.5 to 4.5 kind of percent level in the market then? Just trying to get a sense of development spread against the low to mid-5s yield that you outlined?

Brendan P. Mullinix:

So what we're seeing in our markets, I mean the values on those buildings are in those same ranges. So an asset in Atlanta, like our project in Atlanta would be certainly below a four. And Indianapolis at this point is breaking four it appears right now today and Central Florida as well.

Anthony Paolone:

Got it. And then just my only other question is, I think, it was either last quarter, maybe perhaps one before, you mentioned that your 2022 should really be the earnings trough, as you clear out the last of the non-core stuff. You bumped up guidance a little bit today, and it sounds like your deal activity is pretty good. Do you still think '22 as a trough? Or you think there's prospects of maybe just having some growth next year?

T. Wilson Eglin:

I still view it as a trough. One of the real questions is, how quickly some of the development stuff leases up. But right now, I think we would just have a conservative posture until we have some visibility around those outcomes.

Operator:

The next question is from Craig Mailman of KeyBanc Capital Markets (KeyBanc Capital Markets Inc., Research Division).

Craig Allen Mailman:

Maybe just a clarification of the 1.6 million OP units redeemed. Were those tied specifically to those assets? Could you just give a little bit more color about the transaction kind of the mechanics of that?

Beth Boulerice:

Sure. Craig, it's Beth. Yes, this is a great transaction for us. Our operating partnership, we had certain limited partners there that had consent rights over certain transactions. So the 1.6 million shares, I mean, OP units represents about 65% of those OP units that we had. Everything was consolidated, of course, and with those consent rights, although, we could structure around those consent rights, now what we've done is because we've redeemed these units for these three properties, the consent rights are no longer there. So we no longer have to get their consent for any kind of merger or sale of a mass amount of the property. So it will simplify our structure because we can merge the operating partnership into us. We still have some 1031s that are ongoing. So it's one of those things that we'll take maybe to the end of '22. But it's not tied to any particular asset. And the other positive thing is it will free up our people, it will be less time-consuming because

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there was a lot of management for it once we merge it in between pay ones distribution checks and that sort of thing.

Craig Allen Mailman:

And what -- like should we -- this is basically just a stock buyback, right? So what price was it done at?

Beth Boulerice:

Well, it was on arms-length pricing. The three assets had a value of $35 million.

T. Wilson Eglin:

And Craig, that was about a 7.7 cap rate and included in that lease was a golf course, just to put it in perspective, so we -- overall, we're very happy with the outcome.

Craig Allen Mailman:

And then apologies for the question. I mean, was the 1.6 million in the share count? Or is this kind of a different kind of OP unit?

Beth Boulerice:

No, no, it's in our diluted count.

Craig Allen Mailman:

Then just moving on to the same-store. So you guys did 1.7% for kind of the first two quarters, I get, it's 3% if you back out the vacancy, but you're always going to have some vacancy at this point going industrial with the shorter lease terms. It seems like the escalators are getting better. You guys are, what, 2.4% now, and now you're kind of getting 3% on some of these. On a -- kind of as you look out longer term, what do you think the growth potential is internally from the industrial portfolio? Like what would be the target relative to maybe where peers are?

T. Wilson Eglin:

Well, I think, Craig, you just have to start with the escalations. We have to have built into our lease structures with close to 90% of our leases have escalators in them. And we've started, as you've noticed, quarter-to-quarter, now we're putting up quite good mark-to-market numbers, but I think it's still a tiny bit speculative to sort of forecast where we might land on a quarter-to-quarter basis, talking about same-store rent growth for a quarter or 2 in advance, sort of an easier thing for us to see. So directionally, everything is going extremely well. And you're correct to point out that vacancy has a disproportionate impact on same-store. But given what the occupancy rate was this quarter, the fact that we were able to land it where we did was a good outcome.

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Craig Allen Mailman:

I mean do you think this could be a 4% to 5% growth portfolio kind of with what you guys are building and the mark-to- market potential embedded in stuff that hasn't rolled yet? Or is this going to be kind of more 3% to 4% grower? I'm just kind of trying to get a sense of -- because there's some disparate kind of marks that you guys have here, you have some bigger assets like the Mississippi asset, you get a 1.7% rent spread there, but others, you had 7% for this quarter. So I'm just kind of trying to get a sense of where you think this portfolio would fit in to the landscape of the industrial group on a longer-term basis?

T. Wilson Eglin:

Well, we would tend to be more conservative at the moment. Part of that just reflects that the sort of modern warehouse distribution portfolio of ours, which may represent sort of 60% or so of enterprise value. That's the part of the portfolio that has the best prospects for market rent growth. And on a lot of the new underwriting, I think in the context of 4% or 5% is very sensible. We also have in the portfolio, still looking -- you have to kind of look sort of deeply into the portfolio just to appreciate the rent growth dynamics.

Craig Allen Mailman:

That's helpful. And then just one more for me, kind of circling back to an earlier question about underwriting. And I totally appreciate the point on a total return basis. Where our market rents are going, you could clearly get returns up from kind of the initial going in yields. But when you guys are underwriting, at least right now, given your kind of implied cap rate, what's the more important metric for you? Is it how the assets fit in from an AFFO perspective and your ability to grow earnings? Or is it also looking at NAV and how long it may take to recoup the dilution if your implied cap rate is somewhere in the low to mid-5s, and you're buying, let's say, you start buying in the mid-4s on some of these?

T. Wilson Eglin:

Yes. I mean I think the way we've been looking at it is we've been okay issuing some equity to fund development, where we have both the best opportunity to produce high AFFO and growth and where, we're making a good net asset value trade, where upon stabilization, there's a lot of spread compression in what we own. So that's sort of been our thought around equity and the acquisition side of the business has really been more about match funding capital recycling from retained cash flow and dispositions. So it's not really one or the other, Craig, both are important to us.

Operator:

The next question is from John Peterson of Jefferies (Jefferies LLC, Research Division).

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Jonathan Michael Petersen

I just wanted to get a little more color on where cap rates are trending for the office sales that you have left to do? I think in the past, and I think last quarter, the one before, you guys talked about 12% cap rate on what's remaining. But it seems like you guys are trending more towards the high single-digits and some numbers, Will, that you gave on the 11 remaining properties has also seen kind of high single-digit range. So just curious if that's like, I guess, kind of bridge that gap? Is that conservatism on your part historically? Or have you seen cap rates compressed in the past few months for those office properties?

T. Wilson Eglin:

I think we've tended to be conservative when we've talked about the overall outcome on the office disposition effort. As the pool gets smaller, we gave a pretty wide range of outcomes, just because you have a small pool of assets and the probability of disparate outcomes is sort of higher once that portfolio gets smaller. So the midpoint from a cap rate standpoint is around 9%, which is less than sort of the 11-ish area that we've been talking about. So as it gets smaller, in some cases, much better visibility, but also sort of more random outcomes. As that portfolio shrinks, we'll be able to tighten up that gap and whatever the range of outcomes are.

Jonathan Michael Petersen:

I don't know if you guys look at it this way, but do you have any sense on your industrial portfolio of what the mark-to-market is on rents?

T. Wilson Eglin:

On we do a fair amount of work looking at our rents in relation to market. We don't sort of talk publicly about what we think it is. I think we're quite cautious about trying to talk about mark-to-market beyond sort of 12 or 18 months forward. We're clearly in a position, and as I was talking about before, the modern part of our warehouse distribution portfolio. There's, I think, very, very strong mark-to-market opportunities, but they're less so in the legacy portfolio. So I think we'd -- I guess, rather just continue to produce good outcomes than try to predict so far into the future. In a portfolio that has longer weighted average lease term, your ability to mark-to-market is less than others. So I think it's -- in our mind, just to be a little bit cautious and not try to be overly predictive at this point.

Jonathan Michael Petersen:

Okay. Last question for me. On the acquisitions, a couple of it. One of them was vacant, one of them was only partially leased. Just kind of curious as you think going forward for your acquisition strategy, like what percent are you willing to, I guess, maybe do more value-add type deals, some stuck with some hair on it versus more stabilized income streams?

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T. Wilson Eglin:

Sure. Brendan, do you want to offer commentary on that?

Brendan P. Mullinix:

Yes, sure. I wouldn't say that we have that percentage that we have identified, but rather that we would just look at the opportunities opportunistically, where we see them making sense. As we've deepened our concentrations in our target markets and started the spec development projects as well we're just far more comfortable underwriting, lease- up opportunities in -- with vacancy than we had previously. And in this cap rate environment that we're seeing currently for stabilized fully leased assets, the opportunity to buy shell, where you're comfortable with the underwriting can be very compelling.

Operator:

Next question is from John Massocca of Ladenburg Thalmann (Ladenburg Thalmann & Co. Inc., Research Division).

John James Massocca:

Maybe kind of sticking with the development pipeline and kind of potential. As you look at potential future development transactions and as you work with your partners, what are you seeing on a kind of price per square foot development cost basis versus earlier this year? Have some of the inflationary pressures on costs stabilized? Or are they still putting kind of upward pressure on gross pricing for these types of deals?

Brendan P. Mullinix:

I would say that there is continued upward pressure. And there's two elements to it. There's both pricing and there's also the availability of the materials. So increased pricing has the potential, of course, to impact your development yields. Fortunately, what we've been seeing across markets is very healthy rent growth, continued rent growth, which has helped offset some of that cost inflation. And then in addition, as we've been discussing on this call, we've also been seeing a significant cap rate compression on stabilized assets. So the value is still compelling even with increased cost. With respect to the other element of it, the availability of materials. One of the things that we like about our setups with the projects that we're working on. And if you're able to secure the materials and a pricing that makes sense for your development underwriting, that puts us ahead of competing supply. So I think a lot of supply will be slowed down in the market. In some cases, it could be a function of pricing, but in other, just be a matter of the availability of materials, which should allow us to deliver ahead of other competing supply and hopefully at a better rate system than those have started layered up.

John James Massocca:

But I mean, I guess as you think about it, we've been talking about this earlier this year to kind of felt like through the first kind of upward trend in first upward trend. There was certainly an upward

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trend in kind of your input cost for development. That hasn't abated at all kind of maybe since some of these initial spikes in steel and roofing and other kind of input costs?

Brendan P. Mullinix:

I would say it's moderating. It hasn't ceased. And it's tended to -- it's shifted around a little bit. It started with steel and then it's roofing insulation materials, then it's stock package. It hasn't been one single item, and so some components moderate and even pull back, but overall, we still see cost pressures, which sounds negative, but again, I'll say that at the same time, we've seen healthy rent growth. And we think that those dynamics should be helpful for the rental outcomes on our spec projects where we've locked in our pricing in our materials, but also for our existing portfolio, where we don't have those basis issues from a competitive standpoint in rent growth.

John James Massocca:

Understood. I mean, I apologize if I missed this earlier in the call, but can you provide any update maybe on the expectations for kind of tenant improvement, leasing commission spend? It feels like it's kind of -- I feel like maybe earlier in the year, the expectation was for somewhere, if I'm remembering correctly, $15 million or so on potential spend? It seems like you're coming in pretty much below that. So just any update there would be helpful.

Beth Boulerice:

John, it's a matter of timing, really, as to when projects are getting done. So we still could come in in the $15 million to $25 million range for the year based on what we think when things are going to happen, but sometimes tenants do take longer to do some of the tenant improvement so it may lapse into next year. But I'm still forecasting we'll have a heavier second half.

John James Massocca:

Okay. Understood. And then just one last one on the OP unit transaction, just to kind of make sure I fully understand what's going on there. Essentially, when you purchased those assets, you issued OPs as part of that, so the selling of those assets is just essentially kind of the reversal of those OPs. Like as part of selling those assets, you basically repurchased the OPs that you had issued originally when you had purchased those properties.

Beth Boulerice:

No. These were different properties. These OP units are legacy-based. They've been in our portfolio for several years. These assets were assets that were purchased at different times along the way. They were just selected to be part of this transaction that made sense for the value of the units that were being redeemed. And they were noncore.

John James Massocca:

That's very helpful. And that's it for me.

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Operator:

[Operator Instructions] The next question is from Wendy Ma of Evercore (Evercore ISI, Research Division).

Wendy Ma:

So in 2Q, you sold one industrial property, and we're just curious what's the reason that you sell an industrial asset and also what's the key driver that the cap rate for the sales was high?

T. Wilson Eglin:

Sure. Yes, Wendy, just from an age and sort of spec standpoint and location standpoint, that asset really doesn't fit with what we're investing in now. So it was an older facility, which had some obsolescence and further obsolescence risk in it. So from the standpoint of looking at it as a sale price per square foot, it was, I think, a really good outcome. But just as I said, just didn't fit with our current investment strategy.

Wendy Ma:

And sorry if I missed this before, but the operating expense for 2Q seems a little bit higher compared to last year and compared to 1Q. So were there any special reason behind that?

Beth Boulerice:

Hi, Wendy. It's really a function of the new leases that we are entering into. A lot of tenants now we are responsible for the property operating expenses, and then we get reimbursed from them. So it's -- in the past, we had a lot of net lease deals where the tenants would pay directly for operating expenses, and we would just get a tack for the rent. Now we're paying for operating expenses and they're reimbursing us. So it's presented as a gross basis on the income statement. So that's the primary driver.

Operator:

The next question is a follow-up from Elvis Rodriguez of Bank of America.

Elvis Rodriguez:

Just a couple of quick more for me. So on the legacy portfolio, the industrial assets, how much of the 94% is -- would you categorize as legacy 25%, 50%? Just trying to get an understanding of where the industrial portfolio sits today relative to the legacy assets.

T. Wilson Eglin:

Yes. I mean, the cold storage manufacturing and light manufacturing is all legacy. That's, I think, about 19% or so. And then in the warehouse distribution portfolio, there's some things that we

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would characterize as legacy as well. So maybe thinking in the context of 25% to 30% of the portfolio being sort of older vintage added to the portfolio sort of over 5 years ago.

Elvis Rodriguez:

And should we consider these assets could be potential sort of funding source for newer acquisitions and developments going forward?

T. Wilson Eglin:

We would view the cold storage manufacturing and light manufacturing as a source of liquidity and an alternative to capital markets from that standpoint. The legacy warehouse and distribution, not necessarily. We like the buildings a lot. They just have a little bit different characteristics and would be a little bit more high-yielding and maybe with a little bit less rent growth than things that we're adding to the portfolio now. There's a handful of cases where we have building sort of outside of our regional market footprint that we might look at as opportunities to turn those into liquidity and right in the context of how we're shaping the portfolio longer term, but I don't think that, that would be a heavy amount of disposition activity in terms of aggregate dollars.

Elvis Rodriguez:

Great. And then just one more for Beth. Are you able to share how you plan to deploy the forward equity? Obviously, the line of credit increased from quarter end and just trying to get an understanding of how you plan to deploy that equity throughout the year?

Beth Boulerice:

Sure. So the contracts that we have ono a forward basis there they're good for a year. So when we look at that we'll be funding our development as we go along. So the first trench will be coming due this August, in a few weeks, so we'll be bringing those shares in at that point. But the lion share of it is good until to May of 2022. And when you think about it, when you're borrowing on the line, our line right now as one-month LIBOR at 90 basis points, which is really attractive financing right now for us if you're bringing in the share count into our earnings, diluting earning. It's about that really.

Elvis Rodriguez:

That make sense. And can you remind us how may shares you'd be deploying in August?

Beth Boulerice:

So in August it's the 1st trench and that's about 3.6 million.

Elvis Rodriguez:

Thank you so much.

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Operator:

This concludes our question-and-answer session. I would like to turn the conference back over to Will Eglin for closing remarks.

T. Wilson Eglin:

We appreciate everyone joining us this morning. Please visit our website or contact Heather Gentry, if you would like to receive our quarterly materials. In addition, as always, we hope you'll feel free to reach out to any one of us in our senior management team with any questions. Thanks again for joining us, and have a great day.

Operator:

The conference has now concluded. Thank you for attending today's presentation. You may now disconnect.

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